Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents SM

Conference Call Transcript
PFCB — Q2 2004 P.F. Chang’s China Bistro, Inc. Earnings Conference Call
Event Date/Time: Jul. 21. 2004 / 1:00PM ET
Event Duration: N/A

CORPORATE PARTICIPANTS

Kristina Cashman
P.F. Chang’s China Bistro, Inc. — CFO

Bert Vivian
P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

Russell Owens
P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

CONFERENCE CALL PARTICIPANTS

John Glass
CIBC World Markets — Analyst

Matt DeFrisco
Harris Nesbitt — Analyst

Eric Wold
Merriman Curan Ford & Company — Analyst

Sharon Zackfia
William Blair & Company — Analyst

Greg Schroeder
Advest, Inc. — Analyst

Ashley Reed
Bear, Stearns and Company — Analyst

Janice Meyer
Credit Suisse First Boston — Analyst

Dennis Forst
Key McDonald — Analyst

Mark Sheridan
Johnson Rice & Company — Analyst

Paul Westra
S.G. Cowan Securities Corporation — Analyst

Graham Tanaka
Tanaka Capital Management — Analyst

Mark Kalinowski
Smith Barney — Analyst

Brian Elliott
Raymond James & Associates — Analyst

PRESENTATION

Operator

     Good morning and thank you all for holding. Welcome to the second quarter earnings release conference call. Your lines have been placed on a listen-only mode until the question-and-answer session of today’s call. I would like to remind all participants today’s call is being recorded. If you have any objections to disconnect at this time. I would now like to introduce Miss Kristina Cashman. Thank you, you may begin.

     Kristina Cashman — P.F. Chang’s China Bistro, Inc. — CFO

     Thank you and good morning, everyone. And thank you for joining us for our second quarter conference call.

With me today is Rick Federico, our Chairman and CEO, Bert Vivian, President of P.F. Chang’s China Bistro, and Russell Owens, President of Pei Wei Asian Diner.

In today’s call we will summarize the results for our second quarter and we will provide our latest thoughts on the balance of 2004. Additionally, we will provide our current thoughts on new unit development for 2005 as well as our rough estimates of revenue and earnings growth expectations for 2005. After we finish our formal remarks, we will open up the call to address any questions that you might have.

Let’s first get some of the routine items out of the way with a few comments regarding the nature of information we will be discussing on this call.

The majority of this call deals with forward-looking information. The accuracy of this information is subject to a number of risks and uncertainties that may cause our actual results to differ from our expectations. A more complete discussion of these risks and uncertainties can be found in our periodic filings with the SEC.

With that behind us, let’s talk about the second quarter.

As we previously reported, our revenues ended up at 175.3 million, a 28% increase over the second quarter of 2003. Sales at our Bistro units accounted for 152.5 million of the total while sales at our Pei Wei units accounted for 22.8 million of the total.

At quarter-end, 81 of our Bistros had been open for at last 18 months, or 77% of our system. These comp stores were up 2.3% for the second quarter.

We also had 19 of our Pei Wei units open for at least 18 months as of the end of the quarter, which is about 43% of the Pei Wei universe. Those comp stores were up 1.8% for the quarter.

Of the 2.3% increase in comp store sales at the Bistro, approximately 1% was the result of a price increase implemented at the beginning of the second quarter of 2004, with the balance coming from an increase in guest traffic at our restaurants. We did experience a slow down in sales volumes beginning in May which continued through the month of June.

This softening of sales offset in part by better than planned new store volumes, created a shortfall in revenues at the Bistro from our expectations of about $300,000.

Pei Wei’s revenue results, however, ended up well ahead of our expectations, with systemwide average weekly sales coming in just above 42,000 per week. Better than anticipated sales volumes from our new units opened thus far in 2004 were the primary driver behind Pei Wei’s better than planned sales performance.

The second quarter was another busy period from a development standpoint. We opened two new Bistros and six new Pei Weis as planned.

Our new Bistro units were located in Wichita, Kansas and Burbank, California. Our new Pei Wei units included one additional unit in the Phoenix area, two additional Houston units, a Colorado Springs location as well as entry into two new markets, Austin, Texas and Tulsa, Oklahoma.

Now let’s talk about profitability for the second quarter.

We had anticipated that our restaurant cash margins at the Bistro would be around 18.7% for the quarter. Up from the first quarter of this year by about 50 basis points given anticipated leverage from the price increase implemented at the beginning of the second quarter.

As it turns out, our Bistro margins came in about 40 basis points below our expectations at 18.3%, due primarily to higher than planned labor and other costs, which are fixed in nature, given lower than planned sales volumes.

From a cost of sales standpoint, we did see a 40 basis point improvement at the Bistro from the first quarter of this year, due primarily to leverage achieved on the price increase as well as slightly lower produce costs on those commodities not under contract.

As I mentioned earlier, labor costs were above our expectations at 32.2%, up sequentially by 10 basis points. We had expected labor costs to decline slightly from the first quarter given lower payroll taxes as we move away from the beginning of the calendar year as well as some added leverage on our health insurance costs.

However, given the softening of sales we experienced in the quarter, we did not see the improvement that we had anticipated.

On a year-over-year basis, labor costs are up about 100 basis points, due primarily to costs associated with our new health insurance plan, which we rolled out in January of this year, as well as slightly higher payroll taxes and other labor costs.

Operating costs at the Bistro were flat both sequentially and year-over-year. As for occupancy costs at the Bistro, we saw a slight increase sequentially, primarily due to deleverage on items that are fixed in nature given lower than planned sales volume.

So, we continue to see improvement from a year-over-year basis, due primarily to more favorable lease terms associated with our newer restaurants.

As for Pei Wei restaurant operating results, we ended up about $400,000 ahead of our expectations for the quarter, given stronger-than-expected sales volumes, with unit level profit margins coming in at 15.8%, compared to the 15.5% we had estimated.

As was the case with the Bistro, we saw cost of sales at Pei Wei come down from the first quarter of this year by about 30 basis points, as a result of the 1.5% price increase implemented in April. Year-over-year, Pei Wei’s cost of sales are down about 100 basis points, which is due primarily to having a more mature store base with less inefficiencies this year compared to last year.

Labor costs at Pei Wei were roughly flat sequentially, as expected, and were also flat year-over-year, despite improvements in efficiencies given a more mature store base, because of the new health insurance plan implemented at the beginning of this year, which enhanced coverage for our hourly employees.

Operating costs were up from the first quarter by about 50 basis points, due primarily to costs associated with printing new menu boards at all of our Pei Wei locations, to reflect the price increase implemented in April.

On a year-over-year basis, operating costs at Pei Wei were up about 130 basis points, due primarily to the costs associated with the new menu board, as well as slightly higher utility costs. Occupancy costs were roughly flat year-over-year as expected, and partner bonus expense was minimal, also as expected.

Now let’s talk about other costs for the quarter.

Our G&A cost ended up at 8.3 million for the quarter, $300,000 below our forecast, due primarily to lower incentive-based accruals, given the shortfall in our Bistro results for the quarter, as well as slightly lower than planned health insurance costs.

As we’ve discussed before, preopening costs of the Bistro is an area we wanted to improve upon in 2004. Thus far into the year, we continue to have some success in our efforts to bring down our average preopening costs per Bistro from what we experienced in 2003. And as such, our preopening costs for the quarter ended up about $300,000 below plan at the Bistro.

As for the remaining line items in the second quarter, our depreciation and amortization expense ended up right about where we had anticipated it would at 6.2 million. Partner investment expense was about $900,000 as expected.

This line, again, represents the difference between the imputed fair value of what a passive equity investor might pay for a minority ownership interest in our restaurant, and what our partners working in our restaurant actually pay in cash. Other income was minimal as expected. Minority interest expense was also right about where we expected it to be at 2.4 million, and our tax rate was 31.5% as expected.

In summary, the softening of sales volumes at the Bistro in the back half of the quarter resulted in lower than planned operating income at the Bistro. However, our better-than-expected sales and operating profit results at Pei Wei, as well as lower than planned G&A and preopening costs, allowed us to once again battle our way through the quarter.

As far as our balance sheet goes, we ended the quarter with about 50 million in cash. Our total Cap Ex for the quarter was 12.9 million and our debt balance was minimal.

Now let’s talk about our thoughts for the balance of the year. Our development plans for 2004 have not changed from our last forecast which we presented, and thus include 18 new Bistros and 20 new Pei Weis, 20 of which are already open.

Through the first three weeks of this quarter, we’ve seen our sales volumes pick back up with comp store sales at the Bistro up 5.4% and Pei Wei comp store sales up 1.5%. However, given some of the recent sales trends we’ve experienced at the Bistro, we remain somewhat cautious as to the balance of the year and have therefore slightly reduced our revenue expectations at the Bistro in the third and fourth quarters to reflect our current thoughts, as well as the shift of one new unit opening from the third quarter to the fourth quarter.

For Pei Wei we’ve increased our revenue expectations slightly in the back half of the year, primarily to reflect stronger than anticipated unit volumes at new stores opened thus far this year.

Our expectations for the back half of 2004 include growth at our existing Bistro and Pei Wei businesses of about 2 to 3%. These assumptions include price increases at the Bistro of 1% and Pei Wei of 1.5%, both of which were already implemented at the beginning of the second quarter.

Just as we remain cautious from a sales perspective for the balance of the year at the Bistro, we also remain somewhat cautious as to our restaurant level margin expectations at the Bistro. And have decreased our unit level margins by about 30 basis points for both the third and fourth quarters to reflect current trends. We’ve increased our Pei Wei unit level margins modestly to also reflect current trends at that concept.

As for other costs for the balance of the year, we have slightly decreased G&A and preopening costs at the Bistro and each of the remaining two quarters to also reflect more current trends. Thus, including the one additional week we will have in 2004, we expect revenues for the year to be about 727 million, a 30% increase over 2003 and net income before special charges of 33.8 million, a 33% increase over 2003, equating to EPS of $1.27.

Looking at our balance sheet for the year, our Cap Ex for 2004 should be around 65 million, which should be funded entirely by cash flows from operations.

Now let’s spend a few minutes talking about our expectations for 2005.

First of all, we should point out that fiscal 2005 will be a standard 52-week year for us versus the 53-week year we’re having in 2004. Therefore the year-over-year comparisons we will talk about are not entirely apples to apples, but they are meant to provide a rough idea of our thoughts for next year, particularly as it relates to our new unit development for both concepts.

As we noted in our press release this morning, our expectations for 2005 include 16 to 18 new Bistro units and 26 to 28 new Pei Wei units.

The new Bistro units will be fairly evenly spread between new and existing markets. Pei Wei will continue to further develop the markets we’re currently in as well as adding between 6 and 8 new markets in 2005.

We expect to grow our existing Bistro and Pei Wei businesses by 1 to 2% next year, which, when coupled with new unit development, translates into revenue and earnings growth of about 20% over fiscal 2004.

Our Cap Ex for 2005 should be around 70 million, which should be funded entirely by cash flows from operations.

We will provide more detailed thoughts on 2005 as we move through the balance of this year. We will release our third quarter revenue results on September 29th and our third quarter earnings results on October 20th.

That concludes our formal remarks. So at this time, we’ll open up the call to any questions you might have.

QUESTION AND ANSWER

Operator

     Thank you. At this time, if you would like to ask a question, please press star one on your touch-tone phone. You will be prompted to record your name. Again, if you would like to ask a question, please press star one. Our first question is from John Glass, and please state your company name.

     John Glass — CIBC World Markets — Analyst

     It’s CIBC. Is there anything that you can identify company-specific that you think resulted in the slowing of sales sequentially in the quarter? I understand there’s been a slow down in restaurant sales, but it hasn’t been evenly felt. And then, as an adjunct to that, did your current sales gains for the quarter to date, third quarter, does that include a shift in the 4th of July? And how much did that benefit you if it did?

     Kristina Cashman — P.F. Chang’s China Bistro, Inc. — CFO

     John, this is Kristina. As we’ve said before, you know, I don’t know that we have anything certainly that’s company-specific that we can attribute our slowdown in sales in May and June. I think clearly there is some more macro things going on, again, not even sure what specifically those are. So, nothing company-specific that we can identify. As far as our trends thus far in this quarter, the 4th of July, actually there was a shift, it was a Sunday this year and Friday last year. 4th of July is typically not a great day for us from a sales perspective, but again, it’s a wash when you’re looking at the weeks combined, the three weeks into this first quarter.

     John Glass — CIBC World Markets — Analyst

     Okay. I was under the impression that since the holiday was celebrated on Sunday and Monday people were, versus a Friday last year, maybe you would have had a better Friday night. You know, would you pick up a Friday night and lose a Sunday night. So wouldn’t that be a net benefit?

     Kristina Cashman — P.F. Chang’s China Bistro, Inc. — CFO

     I’m sure it was a little bit less of an impact this year than it would have been last year. That’s correct.

     John Glass — CIBC World Markets — Analyst

     Okay. And then just on the Bistro margins as a general sort of question, you’ve taken down your guidance twice as it relates to margins this year and I understand there’s some specific issues this or how do you, I guess, how do you look at ‘05 and beyond in margins in the Bistro?

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     Hey, John, it’s Bert. With respect to how we’re looking at it for next year, I think at least the initial snapshot we’re looking at is, you know, revenue growth for the company of about 20% and I think earnings growth of something in that same range. So, if you read between the lines, we’re saying that we’re not sure the profitability’s going to get much better next year than this.

At the same time, I will tell you that we certainly have no intention of setting a lower benchmark for the Bistro in terms of profitability. We are battling some things this year, but it’s our intention and we’re certainly not satisfied with the mid-18 and change type of operating cash margin at the concept.

     John Glass — CIBC World Markets — Analyst

     Great. Thank you.

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     Yep.

Operator

     Thank you. Our next question is from Matt DeFrisco, and please state your company name.

     Matt DeFrisco — Harris Nesbitt — Analyst

     Hi, it’s Harris Nesbitt. The question, I guess, if we can get into a little lit more of the food costs and trends that you’re seeing out there? And as far as contracting, when those are going to be up? So, I guess starting with chicken, if you can give us some details on that?

     Kristina Cashman — P.F. Chang’s China Bistro, Inc. — CFO

     Sure. Again, we have basically five major commodity line items, seafood, poultry, beef, produce and dry goods, which includes rice and oil and again, there’s a majority of our major commodities, are contracted through the balance of this year, with the exception really of a couple. Rice is one that will come up in the next month or so, so we will be going through renegotiation of that contract and rice has been a tough commodity for us. Rice is up. Our brown rice is up almost twice of what it was last year. So, and what we’re hearing thus far is we’re looking at roughly flat costs for the balance of this year, so, not expecting a whole lot of relief there.

The other item is our produce comes up beginning of the fourth quarter. Again, that’s an area where previously we had not had a pricing contract in place but we do now have a good portion, not all of our system, but I’d say about 70% of our system is now under pricing contracts for lettuce and broccoli and again that will be coming up here beginning in the fourth quarter.

     Matt DeFrisco — Harris Nesbitt — Analyst

     Okay. And then just on Pei Wei and its profitability. Is there a difference in the last couple of stores that you opened that you could point to specifically that might be driving that, whether it’s different demographic in the market, perhaps somewhat of a different structure, size to the store or how you’re staffing the store? Is there anything particular to the stores or is it just that you’re getting better sales and better leverage?

     Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

     I think it’s primarily better sales leverage and just better experience at opening restaurants. We’d be getting more efficient sooner rather than later, versus a year ago.

     Matt DeFrisco — Harris Nesbitt — Analyst

     Okay. Thanks.

     Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

     Uh-huh.

Operator

     Thank you. Our next question is from Eric Wold. Please state your company name, sir.

     Eric Wold — Merriman Curan Ford & Company — Analyst

     Hi, good morning. Merriman Curan Ford. A couple of questions. One, looking out to ‘05, how should we expect the openings for both concepts to trend? Should it be more even throughout the year or do you see any spikes anywhere in either one? And secondly, on Pei Wei, what are the new markets it’s going into? And has the, the closing of the Yan Can concept by Yum! Brands, has that helped you out find any sites that may have been snapped up by them previously?

     Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

     On a Pei Wei, haven’t really noticed anything from Yan Can in terms of real estate or availability. Openings in ‘05 for Pei Wei are going to be more back-end loaded so I don’t know the exact numbers, but they’ll be weighted toward the back end as we accelerated our growth a little bit, internally earlier this year and just the cycle of real estate will make those happen in the back half of ‘05.

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     In terms of the Bistro, it’s fairly evenly weighted between the first half of the year and the second half of the year in terms of our new development next year.

     Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

     This is Russell again, Eric. On the new markets, don’t want to go into too many specifics, we will be in Minneapolis, parts of Florida and the greater D.C. area, will be sort of the big three markets that we go into next year.

     Eric Wold — Merriman Curan Ford & Company — Analyst

     Perfect. Thanks, guys.

     Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

     Yep.

Operator

Thank you. Our next question is from Sharon Zackfia. Please state your company name.

     Sharon Zackfia — William Blair & Company — Analyst

     Hi, William Blair. I have a question on Pei Wei and a question on the Bistro. I guess on Pei Wei, can you break out what the cost was of those menu boards or how much that impacted margins? Because I would expect that’s a one-time cost in the quarter. And then on the Bistro entering Wichita, what your experience has been there and what the outlook is, I guess in those 16 to 18 units next year for utilizing somewhat of that smaller box?

     Kristina Cashman — P.F. Chang’s China Bistro, Inc. — CFO

     On the cost, I don’t know the specifics other than the fact that again, it was expensive for Pei Wei to go in and change those menu boards and that is the primary reason why we’re seeing the increase. Certainly year-over-year. So, of the 130 basis points or so that Pei Wei is operating costs are up, year-over-year, that’s the bulk of it. Somewhere in the 80 to 100, with, again, the balance being slightly higher utilities.

     Sharon Zackfia — William Blair & Company — Analyst

     Okay.

     Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

     And that is one-time, but it’s something that will probably be one-time once a year, maybe not the exact same time frame, but we’ll contemplate price increases again in the future. And this time was a little more expensive because we had to change front and back panels because we did some fine-tuning to our logo and our fonts and so we would not anticipate, if we were just doing a price increase, we wouldn’t have to change six panels in a restaurant we may only have to change two or three panels in a restaurant. So, the cost, it would not be any more expensive to do a price increase at Pei Wei again on a per-store basis than it was this year. This will be as expensive as it will get.

     Sharon Zackfia — William Blair & Company — Analyst

     Okay. And then on the Bistro?

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     With respect to our opening in Wichita, that has gone very well. We’ve been fortunate to be well-received by our guests there. The particular building that we built in Wichita is a free-standing building and it is slightly smaller than the typical P.F. Chang’s. The typical P.F. Chang’s freestanding building is 7,000 square feet. This is a little bit more that 6,000 square feet.

We do have restaurants within our system that are smaller than that but they tend to be in line spaces rather than free-standing spaces. We’ll build another one of these smaller free-standers this year, it will actually open up in the third quarter in El Paso. And then we have three or four scheduled for ‘05.

So far so good. It’s still a little early to be real specific about what we’ve seen in that particular building type, but there certainly isn’t anything yet that would dissuade us from building that particular building.

     Sharon Zackfia — William Blair & Company — Analyst

     Okay. Thank you.

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     Yep

Operator

     Thank you. Our next question is from Greg Schroeder. Please state your company name, sir.

     Greg Schroeder — Advest, Inc. — Analyst

     Advest. Thanks. Could you try to quantify how much of the 100 basis point increase in labor that we saw this quarter at the Bistro is attributed to the new health insurance plan?

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     Sure, Greg, it’s about half of that increase is attributable to the health benefits plan.

     Greg Schroeder — Advest, Inc. — Analyst

     Okay, so about 50 bips. So we should see that pretty much in the third and fourth quarter, as well?

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     Yes, I would expect that you will see that through the balance of this year.

     Greg Schroeder — Advest, Inc. — Analyst

     Okay. And then —

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     If you look at our overall, in total, our health benefit costs, we’ve seen about a 45% increase this year and year-over-year.

     Greg Schroeder — Advest, Inc. — Analyst

     And what are health benefit costs running total as a percent of sales?

     Kristina Cashman — P.F. Chang’s China Bistro, Inc. — CFO

     Our insurance in total, which includes health, worker’s comp and [inaudible] is about 4, 4.5% of our sales in total. I don’t have the breakdown of what piece of that’s health versus the other others, but all collectively, all of our insurance is about 4.5% of sales.

     Greg Schroeder — Advest, Inc. — Analyst

     Okay. And then I also missed the July sales trends. Could you kind of, could you repeat that?

     Kristina Cashman — P.F. Chang’s China Bistro, Inc. — CFO

     Sure. Comp store sales at the Bistro were up 5.4% and comp store sales at Pei Wei were up about 1.5%.

     Greg Schroeder — Advest, Inc. — Analyst

     Okay. Thank you.

Operator

     Thank you. Our next question is from Ashley Reed. Please state your company name.

     Ashley Reed — Bear, Stearns and Company — Analyst

     Hi, Bear Stearns. I have a couple of questions on Pei Wei. Could you talk more about, as you expand into the East coast, I know you’ve been building that East coast team throughout the year, where are the market partners coming from on the East coast? Are they West coast Pei Wei? Are they related to the West coast Pei Wei stores or are they new to the Pei Wei system? And then do you, can you point to anything in particular that’s driving the higher average unit sales volumes at the new Pei Weis? Thanks.

     Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

     Sure. In terms of the team, we have currently in the system two partners that will be on the East coast. One is an existing partner in our system that has been operating restaurants for a couple of years. The other one is in our system in development based out of Orlando, but a new partner to Pei Wei, has not operated a restaurant yet. And then the support team for the East coast is also been in the system now for several months and working those markets pretty heavily.

     Ashley Reed — Bear, Stearns and Company — Analyst

     Okay. The one in Orlando, is that partner from the Bistro or is it—

     Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

     No, it’s from outside the organization.

     Ashley Reed — Bear, Stearns and Company — Analyst

     Oh, okay.

     Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

     Rick and I have both worked with him in the past, in our prior lives, so, a lot of restaurant experience and some other experience, too. So, not an unfamiliar person to us.

     Ashley Reed — Bear, Stearns and Company — Analyst

     Okay. From casual dining?

     Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

     From casual dining, yes.

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     He’s been in casual dining.

     Ashley Reed — Bear, Stearns and Company — Analyst

     Okay. And then could you just talk about the strong average unit volumes, opening volumes? You know why? [ Laughter ]

     Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

     No, if I knew why I’d do it again and again and again! I think there’s, the couple stores are in Houston, are stores numbers, if I, like 4 and 5 and 6 and we have seen the same trend we saw in Phoenix and Dallas. As we get a little bit of brand awareness, those restaurants tend to open up a little closer to system average rather than opening up in the 20s and 30s and building quickly to system average.

There is a couple that just frankly surprised us very well, opened up in Tulsa, Oklahoma and you know it opened up well above our expectations and it continues to run there. I don’t know why. I guess we picked good sites and are executing the concept. So, we’re obviously very pleased when that happens.

It’s still too early and we still have a wide enough range of performance and new units that we can’t go out and reasonably predict, you know, this at the higher volumes on an ongoing basis. Some day we might, but right now there’s still a pretty wide range of performance in new units.

     Ashley Reed — Bear, Stearns and Company — Analyst

     Okay. But there’s no like advertising or any kind of extra PR going on while you open them?

     Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

     No, we’re doing nothing different than we have in the past in terms of opening. We just open them as quietly as possible and if volumes, you know, open strong we’re happy. If they open soft and build quickly we’re happy. And if they open soft and build slowly we may do a little advertising and promotions around those to help accelerate that. It just depends on the specific site.

     Ashley Reed — Bear, Stearns and Company — Analyst

     Okay. Thank you.

Operator

     Thank you. Our next question comes from Jenna Spier. Please state your company name.

     Janice Meyer — Credit Suisse First Boston — Analyst

     Hi, it’s Janice Meyer with Credit Suisse First Boston. My questions are on the Bistro, not Pei Wei, Russell, you’re lucky.

     Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

     Hi, Janet.

     Janice Meyer — Credit Suisse First Boston — Analyst

Hi. I may have missed this in the commentary, but your comps have gotten much stronger at the Bistro in July. Your guidance has gotten more conservative. Your comps are better than where you thought they’d be at the beginning of the year. And you’ve had a couple of durations downward in your margins since then.

So maybe you can just help clarify that a little for me. I know you had a couple of strong openings going into the comp base in the last month or two. You have more openings coming in that were very, more stores in the comp base coming in that were also very strong openings. Do you anticipate that alone to put some downward pressure on your comp trend?

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     That’s a mouthful, Janice.

     Janice Meyer — Credit Suisse First Boston — Analyst

     Yeah, I know, I’m still working through it myself!

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     Let me try and short it out for you. First of all, I wouldn’t get too excited about three weeks.

     Janice Meyer — Credit Suisse First Boston — Analyst

     I here you.

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     That we have so far in the third quarter. Believe me, we’ll take it, it’s nice to see, but I wouldn’t start extrapolating that out too far too fast because frankly, as Kristina mentioned, we’re not sure why things slowed up in May and June and we’re not so sure why it’s picked up in July. But having said that, I think as we look in the back half of the year, I think we’ve lowered our average weekly sales in both quarters to frankly reflect what we saw in the second quarter.

And given that’s all we know at this point, where we’re trying to reflect what we think are current trends, and I would say the same thing with respect to margins. Unfortunately if you go back the last five quarters in four of those quarters we have underperformed the previous year.

     Janice Meyer — Credit Suisse First Boston — Analyst

     Uh-huh.

     Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

     So, as much as I hate to do that, I would say that this is a reflection of where we’re at right now and to do otherwise I think is somewhat whistling through the graveyard given our recent performance. Now as I said earlier, this isn’t something that we want to get too close to and get too comfortable with and our plans are certainly to do better as we push forward.

But the fact of the matter is, I don’t see anything in the back half of the year that’s going to change significantly that’s going to push our margins up substantially or at least anything I can hang my hat on and guarantee for you at this point.

     Janice Meyer — Credit Suisse First Boston — Analyst

     Unless the current comp trend winds up being the right one as opposed to the May/June trends.

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     Oh, sure. We end up having 6% comps for the balance of the year.

     Janice Meyer — Credit Suisse First Boston — Analyst

     Things will be pretty good.

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     If we don’t do better you’ll probably be talking to somebody else in January.

     Janice Meyer — Credit Suisse First Boston — Analyst

     And as a follow-up to actually what you said about the second half of ‘04, if I look in ‘05 and specifically on the labor line, fair to say maybe you had some inefficiencies on the labor line this quarter given the unexpected slowing in comps, also maybe fair to say some inefficiencies based on those stores that opened up very strong last year, that are down, you know, 20, 25%. Is there any opportunity to make up some of that next year? Is there any opportunity to tweak the new insurance program to maybe make it a little less painful on margins, to help the labor line in ‘05 versus ‘04?

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     I think if you look specifically at our labor and operating expense line, I think we have opportunities in both those lines in ‘05 versus ‘04.

Cost of sales, frankly, is going to go where it’s going to go. And as we look into cost of sales and look forward into ‘05, I’m not so sure there’s going to be any relief versus ‘04, there may be, you know, as you well know things go up and down.

But the fact of the matter is we’re not seeing, at least at this juncture, a whole lot of relief in ‘05. So, putting cost of sales aside, I think on those two line items that we do have significant control over, we intend to do better in ‘05.

     Janice Meyer — Credit Suisse First Boston — Analyst

     Okay, great. Thank you.

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     You bet.

Operator

     Thank you. Our next question is from Dennis Forst, and please state your company name.

     Dennis Forst — Key McDonald — Analyst

     Yes, Key McDonald. Good morning, everyone.

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     Good morning.

     Dennis Forst — Key McDonald — Analyst

     I had just wanted to get a clarification on what you’re seeing with worker’s comp. Have you noticed any improvement your ability to both control it internally and get better rates from insurance companies?

     Kristina Cashman — P.F. Chang’s China Bistro, Inc. — CFO

     With respect to worker’s comp I can tell you that’s been an area, you know, for the last couple of years we’ve actually seen some pretty significant increases. This year we’ve actually seen that flatten out a bit, which is a positive trend. You know, and we continue to do our best on this end as far as controlling what is in our control. Which is making sure we provide a clean and safe environment for our guests and our employees, so we continue to focus on that area. I think that’s, you know, paying off a little bit for us, but overall the market has softened a little bit, certainly from where it was a couple of years ago.

     Dennis Forst — Key McDonald — Analyst

     Okay. Kristina, do you buy a national worker’s comp contract or is it by state?

     Kristina Cashman — P.F. Chang’s China Bistro, Inc. — CFO

     We have a national. There are a couple of states out there that are, you are required to participate in their state-run plan. So, where by law we are required to do that, we do, but everything else is under our own national plan.

     Dennis Forst — Key McDonald — Analyst

     Okay. And then any thoughts about minimum wage, either federal or various states, California comes to mind.

     Kristina Cashman — P.F. Chang’s China Bistro, Inc. — CFO

     Thoughts as to what might happen in those—

     Dennis Forst — Key McDonald — Analyst

     Yeah, yeah, federal minimum wage legislation, or particular in California or other high-cost states?

     Kristina Cashman — P.F. Chang’s China Bistro, Inc. — CFO

     Who knows? I mean obviously there’s lots of talk of raising that and clearly while many of our employees are not at federal minimum wage, clearly if there was to be an increase we would see an overall increase in wage rates. So, you know, I don’t know of anything specific out there, other than this general talk of, you know, that’s something that certainly could go up in the future and it could certainly have some wage rate pressure for us.

     Dennis Forst — Key McDonald — Analyst

     Okay. What has been the wage rate pressure on, with your hourly employees this year?

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     Dennis, Bert. I think we’re, you know, for the first time in a while we’re beginning to see some pressure from a wage standpoint and it’s not necessarily across our entire system. But there are certainly pockets around the country that are very competitive right now and that, the lack of employees is pushing up the price that you pay for your employees. So, you know, there, we’re beginning to see that, you know, for the first time I would say in the last 18 months or so.

     Dennis Forst — Key McDonald — Analyst

     Okay. Yeah, that’s probably what others are seeing, too. Thanks.

Operator

     Thank you. Our next question is from Mark Sheridan, and please state your company name.

     Mark Sheridan — Johnson Rice & Company — Analyst

     Johnson Rice. First, Bert, a question for you. On preopening, a year ago, I think especially in the back part of year, you were experiencing higher than expected preopening costs at the Bistro and clearly this year it looks like you’ve gotten that number back in line as you had hoped. What number should we use or are you guys talking about on a per-unit basis on kind of preopening going forward versus what it was running a year ago? And then I have one to follow-up with Russell.

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     Well, I think last year, Mark, we were running on a per-unit basis somewhere 390 to almost $400,000. Our goal this year was to try and bring that in around 375. We’ve done a little bit better than that, thus, kind of lowering our thoughts in terms of third and fourth quarter, as Kristina mentioned earlier.

You know, I think somewhere in that 375 is probably still not a bad number in terms of planning. I’d like to do a little bit better than that, but somewhere in that range is probably a pretty good number.

     Mark Sheridan — Johnson Rice & Company — Analyst

     Okay. Thank you. And Russell, on Pei Wei I know when you guys got started you kind of, you had the, I just wanted to talk about the investment levels now as you approach, I don’t know, a little over 50 stores by year-end. Initially your investment levels were kind of predicated on volumes somewhere in the high millions, you know, 1.8 to 2 million. Obviously, you’ve been more successful than that with average unit volumes running north of 2.1 million.

Has anything changed on your investment perimeters now as you have a, you know, basically I’m sure of the deals you have done this year already. So, you know, now with kind of 50 stores under your belt, what is the investment model look like in terms of, you know, square footage and build-out costs?

     Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

     It pretty much looks the same in terms of how we approve sites and look for sites. We spent on average about 750,000 cash. We can build them, we’ve had a few in the 690 to 700 range and we’ve had a few that, you know, get closer to 800 in higher cost-developed areas. But I think somewhere in that 7 to 8, averaging 750 cash and then our lease costs on a per square foot basis are still the same as they were a couple of years ago.

We have not increased our size and we sort of reallocated some space a little bit to a few efficiencies in the kitchen back of the house and put that space in the to go area for our employees and our guests, but the basic parameters of our investment and our returns are the same as they were, we’re just obviously experiencing a little better volumes, which means we’re going to get a little better returns on that investment.

     Mark Sheridan — Johnson Rice & Company — Analyst

     Thank you very much, Russell.

     Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

     Uh-huh.

Operator

     Thank you. Our next question is from Paul Westra. Please state your company name, sir.

     Paul Westra — S.G. Cowan Securities Corporation — Analyst

     Great. Good Afternoon. Paul Westra from S.G. Cowen. Just one question and a follow-up. Can you, if you haven’t done already, let us know what the price increase assumption is for your ‘05 comp guidance per brand of one to two? And I, you know, a related question to that is, if these new contracts that you’ll be signing in the second half of the year are a little higher than expected, would you defend those 18.6% or so margins that you said you would with maybe a little bit more pricing?

     Kristina Cashman — P.F. Chang’s China Bistro, Inc. — CFO

     The 1 to 2% growth is really our expectations of traffic growth in ‘05. As we move into, you know, the end of this year and start to get a better understanding of particularly of commodities, we will continue to re-evaluate whether we need to take additional price increases.

At this point, again, for ‘05, and we’re talking about, obviously we’re sitting here in July of ‘04, so, ‘05 becomes a little vague but nonetheless, that 1 to 2% is our traffic growth expectations and again, we’ll just look again at pricing as we move through the balance of this year and as we start to better understand the commodity outlooks going into next year.

     Paul Westra — S.G. Cowan Securities Corporation — Analyst

     Great. And if I could have another follow-up for Russell on Pei Wei. Just a question on these menu boards. They seem to be, if my math is right, this time around it cost you about $5,000 a store to do. And I understand you said it would be maybe even less than half of that going forward. But you do the cross multiplication on what incremental sales you need to do to justify that $5,000 investment in it and you almost need a 1% incremental comp or price to pay for it. Is there any way, I mean, I’m sure you looked at it, any way to engineer some of those costs out when you need raise prices or is it just a function of what you want in the store and the pricing boards or what they need to be?

     Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

     I don’t have any current answers, if we have to change every board in our restaurant, I don’t know that there’s a better way than what we’re doing now. I think because we changed again, some font and some style, we ended up changing every board in the restaurant, which is four-pointed sale boards, the to go board, six menu panels and on the go-forward basis we may end up having to hange one panel if we raise prices on either our bowls or our entrees.

Certainly wouldn’t expect to have to be that significant on a go-forward basis and we would factor that into our analysis of which things to raise on a price basis at this point. But short of doing electronic menu panels, which is a pretty significant upfront investment, and I think is not really compatible with our comfortable casual kind of environment, I don’t know of better way right now. It certainly pays for itself, it’s just a pretty expensive cost upfront.

We also took this quarter, of the first 15 or 20 restaurants we built, each menu panel cabinet was custom-made individually and so we had 15 different sizes out there even though they’re all intentionally supposed to be the same size. We’ve retrofited those so there’s only two or three sizes out there across our system now. So, we’ll gain some efficiencies in that regard.

We’ve also been, over the years, experimenting with pricing and different offerings and different markets a little bit. And we went from about 15 menu versions in the Pei Wei system down to about 5 menu versions. We will gain some efficiencies there when we reprint and redo menus.

     Paul Westra — S.G. Cowan Securities Corporation — Analyst

     Great. Okay, thank you.

Operator

     Our next question is from Graham Tanaka. Please state your company name, sir.

     Graham Tanaka — Tanaka Capital Management — Analyst

     Hi, Tanaka Capital Management. Just wondering about addressing the slow down, to what extent that might have been related to price increases prior years? I don’t know there was that much of difference and I was wondering about [inaudible] and what the average ticket has been coming up at?

     Kristina Cashman — P.F. Chang’s China Bistro, Inc. — CFO

     As far as, no, as far as our price increase that we took it was about 1% at the Bistro at the beginning of April.

     Graham Tanaka — Tanaka Capital Management — Analyst

     Uh-huh.

     Kristina Cashman — P.F. Chang’s China Bistro, Inc. — CFO

     Haven’t really, as has been the case in the past, when we have taken price increases, haven’t really heard or felt any specific pushbacks from the guests on pricing.

     Graham Tanaka — Tanaka Capital Management — Analyst

     Uh-huh.

     Kristina Cashman — P.F. Chang’s China Bistro, Inc. — CFO

So, again, the slow down in sales that we saw, now had we been the only one that had seen that, we might maybe look at more company-specific items, including the price increase, but again, given that many of our peers experienced the same thing, that tells us that it most, you know, probably wasn’t company-specific nor price-related. We continue to get positive feedback, actually, from our guests that they get a great, they feel as though they get great value eating at the Bistro.

     Graham Tanaka — Tanaka Capital Management — Analyst

     And average ticket?

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     The average ticket at the Bistro has risen commiserate with our price increase.

     Graham Tanaka — Tanaka Capital Management — Analyst

     Okay. The other thing I was wondering in terms of 2005, what you’re looking for in your assumptions on your guidance on food and labor in terms of percentage increase next year versus this year as opposed to this year’s kind of estimated percentage increases for food and labor?

     Kristina Cashman — P.F. Chang’s China Bistro, Inc. — CFO

     We really haven’t nor will we really talk specifically about the line items in ‘05. Other than, again, as we sit here today, knowing that we’re in a pretty tough cost environment. You know, we, at this point don’t expect any significant movements or improvements in our margins in ‘05 and that’s what our basis of our rough revenue and earnings estimates are predicated on.

     Graham Tanaka — Tanaka Capital Management — Analyst

     Great. Thank you.

Operator

     Thank you. Our next question is from Mark Kalinowski. Please state your company name, sir.

     Mark Kalinowski — Smith Barney — Analyst

     Hi, Mark Kalinowski with Smith Barney. Just wanted to ask a little bit about Pei Wei. I apologize if this has already been answered, I don’t think it has been. How many of the ‘05 Pei Wei units that are scheduled to open are going to be opening in non-Bistro markets?

And also, just trying to think conceptually about Pei Wei longer term, I know management has said that in a given market we’d expect Pei Weis over time to number about 3 to 5 times that of the amount of Bistros in the market. Does that perhaps imply that maybe in the long run you may be opening three times or more Pei Weis per year than Bistros? Thanks.

     Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

     Hey, Mark, it’s Russell. In terms of ‘05 new markets we will actually get the first couple of Pei Weis open in markets that are non-Bistro markets. And they’ll be sort of smaller college towns in Texas. And we’ve got a couple of those on the slate. We’ll see how they perform and then we’ll evaluate and either start targeting those or not, basically.

     Mark Kalinowski — Smith Barney — Analyst

     In those non-Bistro markets, are you intending only one Pei Wei to open in those markets or more than one?

     Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

     I think of the two we’ve got, one I think we intend as a one-unit Pei Wei market but it’s very easy to supervise and manage from an existing, larger metropolitan area. The other one is a larger city and it probably could hold maybe two, maybe even three Pei Weis over time.

     Mark Kalinowski — Smith Barney — Analyst

     Okay.

     Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

     Thinking conceptually about opening rates, I think the universe size doesn’t necessarily play into the pace of development. It’s more about the complexity of operations and availability of real estate. I think we can open more restaurants than the Bistro can open on an annual basis, given our size and little simpler operation.

I don’t know whether that’s three to five times as many and again, we will continue to raise the number of restaurants we open in any given year until the point we feel like we’re compromising our ability to execute the brand. Don’t know where that number is, but I think it’s North of, obviously where we are this year and hopefully it will be North of where we open the 26 or 28 open next year.

     Mark Kalinowski — Smith Barney — Analyst

     Sounds good. Thanks.

     Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

     Thanks.

Operator

     And as a reminder to ask a question, please press star one. Our next question is from Matt DeFrisco, and please state your company name.

     Matt DeFrisco — Harris Nesbitt — Analyst

     Harris Nesbitt again. Question on Cap Ex. Can you give us the annual guidance for ‘04 and if you have a beginning one for ‘05, as well? And then also the earnings contribution from the 53rd week in fiscal 2004? Thanks.

     Kristina Cashman — P.F. Chang’s China Bistro, Inc. — CFO

     Sure. The annual guidance that we gave earlier for 2004 for Cap Ex is 65 million and about 70 million for 2005. As far as the estimated impact of the extra week in 2004, our guess is that’s somewhere between 2 and 3 cents.

     Matt DeFrisco — Harris Nesbitt — Analyst

     Thanks.

Operator

     Our next question is from Brian Elliot and please state your company name.

     Brian Elliott — Raymond James & Associates — Analyst

     Raymond James. I wanted to follow up on Bert’s comment about the labor tightening in certain markets. Could you elaborate a little further as to, you know, how widespread and how long it’s been in place and whether you saw it first one place and it’s moved to others? And a little more color on that would be helpful.

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     Hey, Brian. I understand why it might be helpful, but I think that it’s not too difficult to understand as you travel around the country and you see new developments. You know, the fact of the matter is that, you know, there are parts of the country that are heating up from a competitive standpoint. To a large degree, the attractive developments around the country, we all know about them, we’re all pursuing them, so, you’re going to have pockets like that. This is nothing new. This has been happening for as long as casual dining’s been around.

My comment really related to the fact that, again, there’s, in the economy that we’re in right now and the types of employees that we’re looking for, there is a fair amount of competition for those employees. And so when you have that type of situation you’re going to, you know, the wage meter is going to get pushed up a little bit. And it’s not only on hourly employees, but also on management employees.

So, you know, we’re looking for the best people we can possibly find and guess what? So is everybody else. So, it’s a fairly competitive market right now and I don’t see that changing anytime soon.

     Brian Elliott — Raymond James & Associates — Analyst

     Would it be the, you know, the kind of the boomtown sunbelt type cities that we’ve had, you know, shortages and problems in the past, would that be a commonality?

     Bert Vivian — P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s China Bistro

     Well, I think all you have to do is look where there’s new development going on. I think you’re going to find pressure. The fact of the matter is, is that, you know, as markets expand and as new developments take place, you can be virtually assured that you’re not going to have just one restaurant in those particular markets.

So, again, you go into pockets of the country where the unemployment rate is low, you throw on another 1,000 or 1500 restaurants seats and guess what? You’re going have a little bit of a catfight when it comes to employees.

Again, this is nothing new. This is something that we’ve seen over time. But I think that it’s, the problem’s a little bit exacerbated right now in certain parts of the country.

     Brian Elliott — Raymond James & Associates — Analyst

Thank you.

Operator

     At this time, I’m showing no further questions. I’d like to turn the call back to Miss Cashman for closing remarks.

     Kristina Cashman — P.F. Chang’s China Bistro, Inc. — CFO

     Thank you, everyone, and we’ll talk to you next quarter. Bye-bye.

Operator

     This concludes today’s conference. You may disconnect at this time.